Exhibit 99.1

NEWS RELEASE	#16-05

CARBO Announces First Quarter 2016 Results

Conference Call Scheduled for Today, 10:30 a.m. Central Time

•	Continued progress on cash preservation and cost reduction strategy.

•	Reduced debt by $23.0 million. Cash position of $41.5 million at quarter end, excludes income tax refund of $37.4 million received in late April.

•	Quarterly revenues of $33.1 million, with GAAP net loss of $24.7 million, or a loss of $1.07 per share.

•	GAAP net loss includes $5.7 million, or $0.25 per share, of after-tax charges and $6.5 million, or $0.28 per share, of after-tax costs associated with slowing and idling production.

HOUSTON, TX (April 28, 2016) – CARBO Ceramics Inc. (NYSE: CRR) today reported a GAAP net loss of $24.7 million, or a loss of $1.07 per share, on revenues of $33.1 million for the quarter ended March 31, 2016. The GAAP net loss includes $5.7 million, or $0.25 per share, of after-tax charges and $6.5 million, or $0.28 per share, of after-tax costs associated with slowing and idling production.

CEO Gary Kolstad commented, “Continued low commodity prices further reduced industry activity levels during the first quarter of 2016 as the North American average rig count declined 57% compared to the first quarter of 2015. Given the pressure to reduce costs during this downturn, E&P operators are currently opting for lowest-cost completions, at the risk of compromising production. In some resource plays, E&P operators are also electing not to complete the wells they drilled. These factors negatively impacted our ceramic sales volumes during the quarter.

“As oil and gas activity continued to deteriorate, we witnessed an acceleration in the inventory liquidation of stranded, low-quality Chinese ceramic proppant. Although the near-term impact is negative for our ceramic sales volume, we believe this liquidation benefits us in the long term as the inventory of imported Chinese ceramic proppant is sold off.

“Our efforts to preserve cash and reduce the cost structure of the organization continued during the first quarter. In addition to continued headcount rationalization, we are implementing programs that allow us to further reduce cash compensation.

“We remain focused on our mission to provide technology that increases production and recovery and reduces lease operating expenses. We believe the industry’s bias to lowest-cost completions is a direct result of operators merely trying to survive this downturn. From a long-term standpoint, we are very excited about the increasing value our technology portfolio brings to our clients,” Mr. Kolstad said.

CARBO Ceramics Inc.

Energy Center II, 575 N. Dairy Ashford, Suite 300, Houston, Texas 77079  |  +1 281 921 6400  |   carboceramics.com

CARBO Ceramics First Quarter 2016 Earnings Release April 28, 2016 Page 2

First Quarter 2016 Results

Revenues for the first quarter of 2016 decreased 55%, or $40.6 million, compared to the first quarter of 2015. The decrease was primarily attributable to a 57% reduction in the average North American rig count, which resulted in a decrease in proppant sales volumes (as specified in the Proppant Sales Volumes table below), associated reductions in the average proppant selling prices, and a move to lowest-cost completions.

Operating loss for the first quarter of 2016 was $36.1 million compared to $42.5 million in the first quarter of 2015. The improvement was largely due to a $14.4 million decrease in miscellaneous charges and cost cutting measures implemented beginning in early 2015. These improvements were partially offset by the revenue decline explained above.

Net loss for the first quarter of 2016 was $24.7 million, compared to $28.6 million in the first quarter of 2015.

Proppant Sales Volumes (in million lbs)	Three Months Ended March 31,
	2016	2015
Ceramic	120	177
Northern White Sand	75	343

Total	195	520

Summary of Miscellaneous Charges and Other Production Costs

Miscellaneous Charges (In thousands)	Three Months Ended March 31,
	2016	2015
Impairment of Long-Term Bauxite Reserves	$1,065	$—
Loss on Derivative Instruments	227	12,547
Severance and Inventory Charges	7,144	10,327
Tax effect	(2,775)	(6,167)

After-tax Total	$5,661	$16,707

Other Production Costs (In thousands)	Three Months Ended March 31,
	2016	2015
Slowing and idling production	$9,707	$8,421
Tax effect	(3,194)	(2,947)

After-tax Total	$6,513	$5,474

CARBO Ceramics First Quarter 2016 Earnings Release April 28, 2016 Page 3

Technology and Business Highlights

•	QUANTUMTM, an innovative Propped Reservoir VolumeTM (PRVTM) imaging service, has seen significant interest from E&Ps. As a result, field testing has been accelerated. QUANTUM fracs allow E&Ps to visualize the location of the PRV for the first time which will improve decision making in well spacing, perforation cluster spacing, fluid selection and proppant selection. QUANTUM will enable E&Ps to maximize their EURs and develop their reserves more economically.

•	Following the successful introduction of KRYPTOSPHERE® LD on a high-profile Utica well in the fourth quarter of 2015, interest in this technology has been strong. KRYPTOSPHERE LD was pumped in another high profile well in the first quarter of 2016. This low density, high strength, and highly conductive proppant is being incorporated into a number of new completion designs in other U.S. basins and internationally.

•	CARBONRT®, an inert detection technology, is continuing to expand its applications in the international market with successful implementation in a horizontal well in Saudi Arabia. This detection technology was successfully used to verify the effectiveness of a new diverter treatment in multiple stages.

•	CARBONRT “GP” proppant was also developed in the first quarter of 2016 to meet client needs for detection in open-hole gravel pack completions. This proprietary method allows the evaluation of pack quality, including the top of gravel. This technology has spawned interest in various geographical areas and is scheduled for implementation on an international offshore project.

•	A comparison performed on two deep Marcellus Shale wells demonstrated that a well utilizing CARBOECONOPROP® in a tail-in application outperformed a comparable fracture design using white sand and resin-coated sand by over 40% after the first 150 days of production. The production increase represents approximately $1.1 million of net incremental value in the first five months. Further optimization using the STRATAGEN® WELLWORX® data-driven model indicated that an additional 20% production improvement can be made by increasing the CARBOECONOPROP tail-in portion of the completion design. It is estimated that this tail-in modification will generate in excess of $500,000 of additional value per well for the operator.

•	SALTGUARDTM field trials conducted in the Bakken in the third quarter of 2015 continue to provide positive results. SALTGUARD prevents salt scale from forming in the frac and wellbore, preventing a decrease in production, lowers lease operating expenses and eliminates need for costly fresh water injection. Two additional GUARDTM products, PARAGUARDTM and H2SGUARDTM, will enter field trial mode in the second quarter of 2016.

Outlook

CEO Gary Kolstad commented on the outlook for CARBO stating, “Given the overall levels of industry activity, the near-term outlook for ceramic proppant remains extremely challenging. In addition, the inventory liquidation of low-quality Chinese ceramic proppant in North America will likely lead to additional pressure on our ceramic proppant volumes during the second quarter of 2016.

CARBO Ceramics First Quarter 2016 Earnings Release April 28, 2016 Page 4

“We continue to manage through this downturn with a two-pronged approach. The first focuses on cash preservation and cost reductions across the organization. The second focuses on the advancement of our proprietary technologies. KRYPTOSPHERE LD continues to be engineered into E&P operators’ completion programs, and we see continued client interest for KRYPTOSPHERE HD for deep, high-stress wells in the Gulf of Mexico and international areas. In addition, SCALEGUARD technology provides a break-through scale control solution for deepwater wells, at a lower cost than has ever been possible.

“We continue to stay in front of our clients via our technical marketing team as well as our independent STRATAGEN consultants. Their emphasis is on providing up-to-date production studies which highlight the benefits and value creation of placing high conductivity ceramic proppant in the reservoir. We estimate that over 50% of the wells drilled in the U.S. will have closure stress greater than 6,000 psi, a point at which even the best white sand will start to crush. Using sand in these wells means the production and recovery of these reservoirs will be compromised.

“Given the continuing deterioration in the industry, and with limited visibility on when an industry recovery may occur, we believe it will be necessary to seek additional sources of capital beyond our recently amended credit facility. In addition, we are exploring the monetization of certain technologies to further bolster our cash reserves. During the first quarter of 2016, we reduced debt by $23.0 million and ended with $41.5 million in cash. This ending cash balance excludes the income tax refund of $37.4 million received in late April.

“The industry is navigating through unprecedented times, but we are focusing on areas that are within our control. Many of the decisions we have made have not been easy; however, they are essential to maintaining an enduring company and will position us well for the next upcycle,” Mr. Kolstad concluded.

Conference Call

As previously announced, a conference call to discuss CARBO’s first quarter 2016 results is scheduled for today at 10:30 a.m. Central Time (11:30 a.m. Eastern). Due to historical high call volume, CARBO is offering participants the opportunity to register in advance for the conference by accessing the following website:

http://dpregister.com/10083988

Registered participants will immediately receive an email with a calendar reminder and a dial-in number and PIN that will allow them immediate access to the call.

Participants who do not wish to pre-register for the call may dial in using (877) 232-2832 (for U.S. callers), (855) 669-9657 (for Canadian callers) or (412) 542-4138 (for international callers) and ask for the “CARBO Ceramics” call. The conference call also can be accessed through CARBO’s website, www.carboceramics.com.

A telephonic replay of the earnings conference call will be available through May 5, 2016 at 9:00 a.m. Eastern Time. To access the replay, please dial (877)-344-7529 (for U.S. callers), (855) 669-9658 (for Canadian callers) or (412) 317-0088 (for international callers). Please reference conference number 10083988. Interested parties may also access the archived webcast of the earnings teleconference through CARBO’s website approximately two hours after the end of the call.

CARBO Ceramics First Quarter 2016 Earnings Release April 28, 2016 Page 5

About CARBO

CARBO® focuses on integrating technologies to produce engineered solutions in its Design, Build, and Optimize the Frac® technology businesses, delivering important value to E&P operators by increasing well production and EUR.

For more information, please visit www.carboceramics.com.

Forward-Looking Statements

The statements in this news release that are not historical statements, including statements regarding our future financial and operating performance, are forward-looking statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995. All forward-looking statements are based on management’s current expectations and estimates, which involve risks and uncertainties that could cause actual results to differ materially from those expressed in forward-looking statements. Among these factors are changes in overall economic conditions, changes in the demand for, or price of, oil and natural gas, changes in the cost of raw materials and natural gas used in manufacturing our products, risks related to our ability to access needed cash and capital, our ability to meet our current and future debt service obligations, including our ability to maintain compliance with our debt covenants, our ability to manage distribution costs effectively, changes in demand and prices charged for our products, risks of increased competition, technological, manufacturing, and product development risks, our dependence on and loss of key customers and end users, changes in foreign and domestic government regulations, including environmental restrictions on operations and regulation on hydraulic fracturing, changes in foreign and domestic political and legislative risks, risks of war and international and domestic terrorism, risks associated with foreign operations and foreign currency exchange rates and controls, weather-related risks and other risks and uncertainties described in our publicly available filings with the Securities and Exchange Commission. We assume no obligation to update forward-looking statements, except as required by law.

-tables follow -

CARBO Ceramics First Quarter 2016 Earnings Release April 28, 2016 Page 6

	Three Months Ended March 31,
	2016	2015
	(In thousands except per share)
Revenues	$33,102	$73,747
Cost of sales	56,743	99,745

Gross loss	(23,641)	(25,998)
SG&A expenses	11,475	16,547
Loss (gain) on disposal or impairment of assets	948	(32)

Operating loss	(36,064)	(42,513)
Other expense, net	(721)	(131)

Loss before income taxes	(36,785)	(42,644)
Income tax benefit	(12,101)	(14,042)

Net loss	$(24,684)	$(28,602)

Loss per share:
Basic	$(1.07)	$(1.24)

Diluted	$(1.07)	$(1.24)

Average shares outstanding:
Basic	23,063	22,975

Diluted	23,063	22,975

Depreciation and amortization	$12,291	$12,994

CARBO Ceramics First Quarter 2016 Earnings Release April 28, 2016 Page 7

Supplemental Income Statement

(Break-out of miscellaneous charges and other production costs)

	Three Months Ended March 31,
	2016	2015
	(In thousands)
Revenues	$33,102	$73,747
Cost of sales	40,121	69,770
Slowing and idling production	9,707	8,421
Other charges	6,915	21,554

Gross loss	(23,641)	(25,998)
SG&A expenses	11,019	15,227
Loss (gain) on disposal or impairment of assets	948	(32)
Other charges	456	1,320

Operating loss	(36,064)	(42,513)
Other expense, net	(721)	(131)

Loss before income taxes	(36,785)	(42,644)
Income tax benefit	(12,101)	(14,042)

Net loss	$(24,684)	$(28,602)

Balance Sheet Information

	March 31, 2016	December 31, 2015
	(in thousands)
Assets
Cash and cash equivalents	$41,462	$78,866
Deferred income taxes	—	49,495
Other current assets	174,608	156,916
Property, plant and equipment, net	528,616	537,731
Goodwill	3,500	3,500
Intangible and other assets, net	11,337	9,861

Total assets	$759,523	$836,369

Liabilities and Shareholders’ Equity
Bank borrowings (current)	$12,349	$33,000
Derivative instruments (current)	6,010	6,240
Other current liabilities	24,089	31,050
Deferred income taxes	39,867	63,858
Bank borrowings (noncurrent)	52,651	55,000
Derivative instruments (noncurrent)	4,361	4,915
Shareholders’ equity	620,196	642,306

Total liabilities and shareholders’ equity	$759,523	$836,369

Contact:

Mark Thomas, Director, Investor Relations

(281) 921-6458